                                                                      Exhibit 11

Computation of Earnings Per Share

     See Note 5. of Notes to Interim Consolidated Financial Statements for a reconciliation of basic and diluted earnings per share for the three- and nine-month periods ending September 30, 2006 and 2005.


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